May 15, 1996




UroMed Corporation
64 A Street
Needham, Massachusetts  02194

        Re:    Registration Statement on Form S-3
               Under the Securities Act of 1933, as Amended

Ladies and Gentlemen:

      We have acted as counsel to UroMed Corporation, a Massachusetts corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,335,026 shares of common stock, no par value of the Company (the "Common Stock"), pursuant to a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission (the "Commission") on May 15, 1996, including (i) 1,868,021 shares (the "First Shares") of Common Stock issued on May 9, 1996, pursuant to the terms of an Asset Purchase Agreement, dated as of May 9, 1996 (the "Asset Purchase Agreement"), between the Company, on the one hand, Robert F. Rosenbluth and Donald B. Milder solely as trustees, the ASI Liquidating Trust, and the Indemnifying Beneficiaries named on Schedule A thereto, on the other hand, and
(ii) 467,005 additional shares of Common Stock issuable after the date hereof pursuant to the terms of the Asset Purchase Agreement (the "Additional Shares").

      As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements and other instruments, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law, and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

      We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing a document.


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UroMed Corporation
May 15, 1996
Page 2


      We have also assumed that (i) the First Shares were issued and delivered in accordance with the terms of the Asset Purchase Agreement, and (ii) that the Additional Shares, when issued and delivered, will be issued and delivered in accordance with the terms of the Asset Purchase Agreement.

      This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in Massachusetts.

      Based upon the foregoing, we are of the opinion that (i) the First Shares are validly issued, fully paid, and non-assessable, and (ii) the Additional Shares, when issued and delivered in accordance with the provisions of the Asset Purchase Agreement, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Certain Legal Matters" in the Prospectus included in the Registration Statement.

                                                Very truly yours,


                                            /s/ Bingham, Dana & Gould LLP
                                                BINGHAM, DANA & GOULD LLP



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